**IN THE SUPREME COURT OF BERMUDA**
**CIVIL JURISDICTION**
**(COMMERCIAL COURT)**

**2024: No 51**

**IN THE MATTER OF AMERINST INSURANCE GROUP, LTD**

**IN THE MATTER OF THE COMPANIES ACT 1981**

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# PETITION

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To the Supreme Court of Bermuda

The humble petition of Amerinst Insurance Group, Ltd (hereinafter called **the Company**) showeth as follows—

1. The Company was in the month of July 1998 incorporated under the Companies Act 1981.

2. The registered office of the company is at St George's Services Limited, 27 Reid Street, Hamilton, HM 11, Pembroke, HM 11, Bermuda.

3. The authorised capital of the company is USD2,000,000. The amount of the capital paid up or credited as paid up is USD $995,253.

4. The objects for which the company was established are unrestricted only.

**Facts Relied Upon**

5. The Company is insolvent.

6. On 15 June 2023, Protexure Insurance Agency, Inc (**PIA**), an indirect subsidiary of the Company entered into an agreement (**APA**) to sell substantially all of its assets to MAC 43, LLC (**Purchaser**).

7. The Company's only substantial asset prior to entry into the APA, was its beneficial interest in PIA. It was the stated intention of the board of the Company (**Board**) that the Company would enter liquidation after the completion of the APA. The Company's shareholders approved PIA's entry into the APA and the APA became effective on 31 October 2023.

8. Since the effective date of the APA, the Board has been monitoring the Company's assets, liabilities and cash flow.

9. On 19 January 2024, the Board reviewed a *pro forma* balance sheet prepared by management, which led the Board to conclude that the Company is insolvent and that the insolvent liquidation of the Company was inevitable.

10. The *pro forma* balance sheet presented by the Chairman to the Board on 19 January 2024 showed that the Company's current and contingent assets totalled USD255,000. The Company's current, prospective and contingent liabilities amounted to at least USD668,000.

11. PIA's entry into the APA has resulted in a loss of substratum of the Company, in that the Company no longer has any revenue generating assets.

12. The Company has approximately 1500 shareholders who are resident in the United States. Consequently, the Company has regulatory filing obligations under United States Securities Law. The Company cannot afford to comply with its regular filing obligations on an ongoing (quarterly and annual) basis.

13. The Board is of the opinion that it is just and equitable that the Company should be wound up.

Your petitioner therefore humbly prays as follows—

(1) That Amerinst Insurance Group, Ltd may be wound up by the Court under the provisions of the Companies Act 1981.

(2) Or that such other order may be made in the premises as shall be just.

Dated this 27th day of February 2024

**APPLEBY (BERMUDA) LIMITED**

Attorneys for the Petitioner

It is intended to serve this Petition on the Registrar of Companies.

The above Petition was presented to this Court on the 27 day of February 2024 and it is ordered that this Petition be heard before the Court sitting on the 12 day of April 2024 at 10:00 o'clock in the forenoon.

Dated this 11th day of March 2024.

THE SEAL OF THE SUPREME COURT OF BERMUDA

**REGISTRAR** (Acting)

103889383v1

**IN THE SUPREME COURT OF BERMUDA**
**CIVIL JURISDICTION**
**(COMMERCIAL COURT)**

**2024: No 51**

**IN THE MATTER OF AMERINST INSURANCE GROUP, LTD**

**IN THE MATTER OF THE COMPANIES ACT 1981**

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**PETITION**

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REVENUE BERMUDA $50

SUPREME COURT BERMUDA
2024 FEB 27 PM 2:54

**APPLEBY (BERMUDA) LIMITED**

Canon's Court

22 Victoria Street

Hamilton, Bermuda

Attorneys for the Petitioner

JB/PR/

103889383v1